Exhibit 99.1

Teleflex Incorporated
Pro forma Segment Results of Operations
To Reflect Discontinued Operations

	2004 - (Unaudited)
					Full
	Q1	Q2	Q3	Q4	Year
Revenues
Commercial	$313,347	$322,568	$267,620	$297,313	$1,200,848
Medical	150,600	158,245	204,824	232,526	746,195
Aerospace	115,742	113,697	105,858	117,914	453,211

	$579,689	$594,510	$578,302	$647,753	$2,400,254

Operating profit (*)
Commercial	$31,716	$36,201	$16,542	$21,206	$105,665
Medical	22,906	26,498	30,465	37,296	117,165
Aerospace	1,447	(5,515)	2,512	(8,963)	(10,519)

	56,069	57,184	49,519	49,539	212,311

Corporate expenses	6,561	6,527	7,585	11,215	31,888
Minority interest in consolidated subsidiaries	(4,112)	(4,764)	(4,457)	(5,886)	(19,219)
(Gain) loss on sale of businesses and assets	—	(5,083)	563	1,787	(2,733)
Restructuring costs	—	—	—	67,618	67,618

Income (loss) from continuing operations before interest, taxes and minority interest	53,620	60,504	45,828	(25,195)	134,757
Interest expense	6,775	6,145	12,590	11,608	37,118

Income (loss) from continuing operations before taxes and minority interest	46,845	54,359	33,238	(36,803)	97,639
Tax (benefit) on income from continuing operations	11,138	13,487	5,249	(16,868)	13,006

Income (loss) from continuing operations before minority interest	35,707	40,872	27,989	(19,935)	84,633
Minority interest in consolidated subsidiaries	4,112	4,764	4,457	5,886	19,219

Income (loss) from continuing operations	31,595	36,108	23,532	(25,821)	65,414
Operating loss from discontinued operations	(1,800)	(2,144)	(7,639)	(57,180)	(68,763)
Tax (benefit) from discontinued operations	323	(201)	(1,600)	(11,388)	(12,866)

Net income	$29,472	$34,165	$17,493	$(71,613)	$9,517

Earnings per share:
Basic:
Income (loss) from continuing operations	0.79	0.90	0.58	(0.64)	1.63
Loss from discontinued operations	(0.05)	(0.05)	(0.15)	(1.13)	(1.39)

Net income	0.74	0.85	0.43	(1.77)	0.24

Diluted:
Income (loss) from continuing operations	0.78	0.89	0.58	(0.64)	1.62
Loss from discontinued operations	(0.05)	(0.05)	(0.15)	(1.13)	(1.38)

Net income	0.73	0.84	0.43	(1.77)	0.24

Average number of common and common equivalent shares outstanding:
Basic	39,990	40,195	40,273	40,361	40,205
Diluted	40,457	40,538	40,414	40,571	40,495

(*)	Segment operating profit is defined as a segment’s revenues reduced by its materials, labor and other products costs along with the segment’s selling, engineering and administrative expenses and minority interest. Corporate expenses, (gain) loss on sale of businesses and assets, restructuring costs, interest expense and taxes are excluded from this measure.

These discontinued operations have not historically been separately identified, consolidated and audited as presented in this schedule.

The sum of the quarterly per share amounts may not equal per share amounts reported for year-to-date periods. This is due to changes in the number of weighted average shares outstanding and the effects of rounding for each period.